Exhibit 99.1

Moy Park Announces Change of Control Cash Tender Offer for its 6.25% Senior Notes Due 2021

October 4, 2017 – Moy Park (Bondco) Plc (the “Company”) announced today that it has commenced a tender offer (the “Change of Control Offer”) to purchase for cash any and all of its issued and outstanding 6.25% Senior Notes due 2021 (ISIN No. XS1072495754 (Rule 144A) / XS1072495242 (Reg S)) (the “Notes”) upon the terms and conditions set forth in the Company’s Offer to Purchase dated the date hereof (as it may be amended or supplemented from time to time, the “Offer to Purchase”). The Change of Control Offer is being made pursuant to the indenture governing the Notes dated May 29, 2014 (the “Indenture”) among the Company, the guarantors party thereto and The Bank of New York Mellon, as trustee, under which the Notes were issued. The Indenture and the Notes provide that the Company must make an offer to repurchase Notes from holders in connection with the occurrence of a “Change of Control” (as defined in the Indenture). The acquisition of 100% of the issued and outstanding common shares of Granite Holdings S.à r.l., the holding company that owns Moy Park Holdings (Europe) Ltd. (“Moy Park”), owner of the companies that comprise Moy Park’s business based in the United Kingdom, by a wholly-owned subsidiary of Pilgrim’s Pride Corporation on September 8, 2017 constitutes a Change of Control pursuant to the Indenture. Accordingly, the Company is offering to purchase, any and all of the Notes at a purchase price in pounds sterling equal to 101% of the principal amount of each Note repurchased plus accrued and unpaid interest and Additional Amounts (as defined in the Indenture), if any, thereon, to, but not including, the date of purchase (the “Consideration”).

The Change of Control Offer will expire at 2:00 p.m., London time, on November 2, 2017 (such time and date, as it may be extended, the “Expiration Date”), unless extended or earlier terminated by the Company in its sole discretion. Notes tendered may be withdrawn at any time prior to the Expiration Date.

The pricing terms for the Change of Control Offer are set forth below:

Description of Notes	ISIN Nos.	Outstanding Principal Amount	Consideration (1)(2)
6.25% Senior Notes due 2021	ISIN: XS1072495754 / XS1072495242	£300,000,000	£1,010

(1)	Per £1,000 principal amount of Notes.
(2)	Excludes accrued and unpaid interest and any Additional Amounts.

Holders validly tendering Notes prior to the Expiration Date will be eligible to receive the Consideration for such Notes.

Subject to the terms of the Change of Control Offer being satisfied or waived, the Company will, on November 2, 2017, accept for purchase all Notes validly tendered prior to the Expiration Date (and not validly withdrawn prior to the Expiration Date). Settlement Date is expected within three business days following the Expiration Date or as promptly as practicable thereafter.

The information agent and tender agent for the Change of Control Offer is D.F. King Limited. Holders with questions regarding the terms of the Change of Control Offer may call the information agent, D.F. King Limited at +44 (0) 20 7920 9700 or email at moypark@dfkingltd.com. Copies of the Offer to Purchase are available, subject to registration, via the Offer Website: https://sites.dfkingltd.com/moypark.

This news release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell the Notes. The Change of Control Offer is being made only pursuant to the Offer to Purchase that the Company will be distributing to holders promptly. Holders and investors should read carefully the Offer to Purchase because they contain important information, including the various terms of the Change of Control Offer. None of the Company, the information and tender agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Change of Control Offer.

About Moy Park

Moy Park is a leading and highly regarded U.K. food company, providing fresh, high quality and locally farmed poultry and convenience food products. The Moy Park Group has operated in the U.K. and Ireland retail market for over 50 years and delivers a range of fresh, ready-to-cook, coated and ready-to-eat poultry products to major retailers and large foodservice customers throughout the United Kingdom, Ireland, France and the Netherlands.

Forward-Looking Statements

This release and the Change of Control Offer contain words, such as “believe,” “intend,” “estimate,” “expect,” “could,” “may,” “will,” “plan,” “target,” “project,” “potential,” “predict,” “forecast,” “guideline,” “should,” “anticipate” and similar expressions, that identify forward-looking statements reflecting the Company’s views about future events and financial performance. Words such as “believe,” “could,” “may,” “will,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “potential,” “predict,” “forecast,” “guideline,” “should” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements. Statements that are not historical facts, including statements about the Company’s strategy, plans, objectives, assumptions, prospects, beliefs and expectations, are forward-looking statements. Forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties. These forward-looking statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Although the Company believes the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Actual results could differ materially and adversely from those expressed or implied by the forward-looking statements as a result of various factors that may be beyond the Company’s control, including but not limited to those described in the Change of Control Offer. These statements speak only as of their dates, and the Company does not undertake any obligation to update or revise any of them as a result of new information, future events or otherwise.